EXHIBIT 99.1
For Release February 16, 2007
Analysts: Tom O’Malley
(330) 384-7109
FirstMerit Enhances Corporate Governance
AKRON, Ohio, — February 16, 2007 FirstMerit Corporation today announced that its board of directors has adopted a majority vote policy for the election of directors that includes a resignation policy for any director nominee if a majority of votes are withheld in the director’s election. The board will also seek stockholder approval for the following measures at FirstMerit’s April 18, 2007 annual meeting:
—	Elimination of the supermajority voting requirements needed to change certain provisions of the Company’s Regulations

—	Elimination of the supermajority voting requirements needed to approve business combinations under the Company’s Articles
FirstMerit also announced that its board has adopted a policy to seek stockholder approval within twelve months of adopting any future Rights Plan with a stated term longer than 12 months.
“Since joining FirstMerit in May of 2006, my key priority has been conducting a thorough and ongoing review of our Company in order to initiate changes to lift our performance. Enhancing our corporate governance policies and practices ensures stronger accountability to our stockholders. This accountability will strengthen FirstMerit’s solid foundation and improve our long-term performance,” said Paul G. Greig, Chairman and Chief Executive Officer of FirstMerit.
About FirstMerit
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.3 billion as of December 31, 2006 and 161 banking offices and 176 ATMs in 25 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.

Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.